EXHIBIT 99.1

TANGER OUTLETS ANNOUNCES NEW DIRECTOR AND BOARD REFRESHMENT

- Appoints Luis A. Ubiñas to Board -
- Three Longest Independent Tenured Directors to Retire from Board of Directors in 2020 -
- Appoints David B. Henry as Non-Executive Chair -

GREENSBORO, N.C., July 29, 2019 - Tanger Factory Outlet Centers, Inc. (NYSE: SKT) today announced that Luis A. Ubiñas has been appointed to its Board of Directors, effective July 29, 2019. Mr. Ubiñas’ appointment, along with the recent addition of Susan E. Skerritt, represents the board’s focused effort to refresh the composition of the board. Furthermore, the Company’s three longest serving independent directors, Allan L. Schuman, William G. Benton, and Thomas E. Robinson, will retire from the board at the end of their current term in May 2020 and not stand for re-election. In May of this year, as part of the board’s chair rotation practice, David B. Henry was appointed to the role of Non-Executive Chair of the Board, replacing Thomas J. Reddin.

“Our focus on Board composition reflects Tanger’s thoughtful approach and commitment to ongoing board refreshment and diversification,” said David B. Henry, Non-Executive Chair of the Board. “With these changes, Tanger has further increased the diversity of our board in terms of gender, ethnicity, and career experience.”

Mr. Ubiñas is a well-known leader in the telecommunication, technology, and media industries. He has advised CEOs of Fortune 100 companies and significant nonprofit organizations for several decades, including previously serving as President of the Ford Foundation. Mr. Ubiñas has deep experience serving on the Boards of Directors in both public and private companies. His public company experience includes Electronic Arts (EA), Boston Private Financial Holdings, and CommerceHub. Previously, Mr. Ubiñas was a Senior Partner and head of the Media Practice at McKinsey & Company and on the board of Valassis Communications. Mr. Ubiñas is currently President of the Board of Trustees of the Pan American Development Foundation, a board member and chair of the finance committee of the New York Public Library, and is on the Advisory Board of the United Nations Fund for International Partnerships. He received an MBA from Harvard Business School, where he graduated as a Baker Scholar, and earned an AB from Harvard College, where he graduated magna cum laude and was named a Truman and John Winthrop Scholar.

“We are pleased to have Luis join the Tanger Board,” said Steven B. Tanger, Chief Executive Officer. “His board experience, coupled with his proven track record of success, will complement the existing strengths of our Board. He is a proven strategic thinker and change agent with deep experience in the marketing and media arenas. His contributions and guidance will be key as we continue to enhance the expertise, experience and skills required to oversee the organization’s strategies to deliver long-term value for our stakeholders.”

About Tanger Factory Outlet Centers, Inc.
Tanger Factory Outlet Centers, Inc. (NYSE: SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 39 upscale outlet shopping centers. Tanger's operating properties are located in 20 states and in Canada, totaling approximately 14.3 million square feet, leased to over 2,800 stores which are operated by more than 500 different brand name companies. The Company has more than 38 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 181 million visitors annually. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's website at www.tangeroutlets.com.

CONTACT:
Cyndi Holt
Vice President of Investor Relations
(336) 834-6892